EXHIBIT 3.2

                              ARTICLES OF AMENDMENT
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                               PUREZZA GROUP, INC.

The undersigned, being the duly authorized President of PUREZZA GROUP, INC., a Florida corporation (the "Corporation"), does hereby certify that:

      FIRST: That the Board of Directors of said Corporation ("Board"), by written consent without a meeting, adopted the following resolutions proposing and declaring advisable the following amendment to the Articles of Incorporation of said Corporation on November 30, 2004:

      "That Article III of the Articles of Incorporation filed and made effective August 9, 2001 is hereby amended and, as amended, reads as follows:

                                   ARTICLE III

      The Corporation shall be authorized to issue hundred million (100,000,000) shares of common stock with a par value of one mill ($0.001) per share and five million (5,000,000) shares of preferred stock at a par value of one cent ($0.01) per share. Part or all of the shares of preferred stock may be issued from time to time by the Board of Directors, without further action required by the stockholders; and such preferred stock may be convertible into shares of common stock, have cumulative dividends, be redeemable by the Corporation or contain such other terms and conditions as may be determined by the Board of Directors."

      SECOND: The foregoing amendment was duly adopted by consent of the requisite majority of the stockholders of the Corporation in accordance with the applicable provisions of Section 607 of the Florida Business Corporation Act.

      THIRD: Prompt notice of these corporate actions is being given to all stockholders of the Corporation who did not consent in writing, in accordance with the applicable provisions of Section 607 of the Florida Business Corporation Act.

      IN WITNESS WHEREOF, the Corporation has caused this Articles of Amendment to be signed by Kevin R. Keating, its President, this 30th day of November, 2004.

                                              PUREZZA GROUP, INC.

                                              By:/s/ Kevin R. Keating
                                                 ---------------------------
                                                 Kevin R. Keating, President